Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034 Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 Mark.Oberle@celanese.com
Celanese Corporation Reports Second Quarter Results; Adjusted Earnings Per Share Increases 18% to $0.84
Second quarter highlights:
•	Net sales increased 7% to $1,556 million from prior year

•	Operating profit decreased 53% to $71 million on other expenses primarily related to restructuring activities and long-term compensation

•	Net earnings decreased to a loss of $117 million on expenses related to debt refinancing

•	Operating EBITDA increased 5% to $326 million

•	Diluted EPS decreased to a loss of $0.76

•	Adjusted EPS increased 18% to $0.84 from prior year

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ milli ons, exc ept per share data)	2007	2006	2007	2006

Net sales	1,556	1,457	3,111	2,877
Operating profit	71	152	277	308
Net earnings (loss)	(117)	103	84	220
Operating EBITDA [1]	326	310	674	579
Diluted EPS — continuing operations	($0.81)	$0.55	($0.04)	$1.06
Diluted EPS — Total	($0.76)	$0.60	$0.50	$1.28
Adjusted EPS [1]	$0.84	$0.71	$1.75	$1.30

[1]	Non-U.S. GAAP measures. See reco nciliatio n in tables 1 and 6.
Dallas, July 26, 2007: Celanese Corporation (NYSE: CE) today reported net sales of $1,556 million, a 7 percent increase from the prior year, including sales from the acquisition of the acetate flake, tow and film business of Acetate Products Limited (APL). Increased pricing in acetyls on continued strong global demand, the successful startup of the company’s acetic acid unit in Nanjing, China, ongoing growth in Ticona’s advanced engineered materials business, and positive currency effects helped to offset the impact related to an unplanned acetic acid production outage at the company’s Clear Lake, Texas facility that occurred in May 2007. Operating profit decreased to $71 million from $152 million in the same period last year. This year’s results included $105 million of other expenses primarily related to a long-term management compensation program payable upon the exit of the company’s private equity sponsor, and previously announced revitalization plans for the company’s emulsions and polyvinyl alcohol businesses. Net earnings were a loss of $117 million and included approximately $265 million in pre-tax expenses primarily related to the company’s debt refinancing transaction completed in the second quarter. All U.S. GAAP operating results for both periods shown exclude discontinued operations of the company’s methanol production unit that was shut down during the first quarter, and results from the divested oxo alcohol business.
Adjusted earnings per share for the quarter were $0.84 compared with $0.71 in the same period last year, driven by lower selling, general and administrative expense; lower ongoing interest expense; and continued strong performance, including increased dividends from the company’s cost investments. The 2007 results for adjusted earnings per share excluded pre-tax expenses of $265 million primarily related to the company’s debt refinancing, $74 million associated with the long-term management compensation program, and approximately $32 million of certain other adjustments, including business optimization and restructuring expense. Adjusted earnings per share included earnings from its discontinued methanol production which was included in the company’s 2007 guidance. The company estimates that the Clear Lake outage had a total net earnings impact of between $0.05 and $0.10 per share in the second quarter. The tax rate used for adjusted earnings per share was 28 percent for the second quarters of 2007 and 2006, respectively. Operating EBITDA for the quarter was $326 million, a 5 percent increase from the prior year period.
“The loss of acetic acid production at our Clear Lake facility regrettably affected our customers and had an impact on our earnings,” said David Weidman, chairman and chief executive officer. “However, the solid performance of our specialty businesses in the quarter demonstrates the underlying strength of these global franchises and the successful startup of our Nanjing, China facility positions the company well for future growth.”
First Half 2007
Net sales for the first six months of 2007 were $3,111 million, an 8 percent increase from the same period last year, due to the inclusion of sales from the APL acquisition, higher volumes in Ticona, favorable currency impacts, and higher pricing in acetyls on continued strong global demand. Operating profit was $277 million, a decrease of 10 percent from the prior year, driven by other expenses in the second quarter of 2007. Operating EBITDA for the first half of 2007 increased to $674 million from $579 million in the first half of last year. Improved results were primarily driven by expanded operating margins, increased affiliate income, and strong first quarter 2007 operating results. Adjusted earnings per share for the first half of the year were $1.75 compared with $1.30 in the prior year period, driven by lower net interest expense related to the company’s debt refinancing in the second quarter of 2007.
Recent Highlights
•	Began commercial production at its 600,000 metric ton acetic acid facility in Nanjing, China.

•	Closed debt refinancing transaction, which will increase the company’s operational and financial flexibility and lower interest expense by $10 million to $15 million per quarter versus 2006.

•	Announced revitalization plans for its Emulsions & PVOH (polyvinyl alcohol) businesses, including global manufacturing restructuring and an R&D and technology realignment.

•	Announced restructuring plans for the U.K. operations of its recently acquired APL business to capture synergies related to its integration with the Acetate Products business.

•	Completed the $330 million stock repurchase program authorized by its board of directors in June 2007. Under the program, purchased a total of approximately 8.5 million of its Series A common shares at an average price of $38.88 per share. When combined with its previous share repurchase initiative, this completes a total of $400 million, or approximately 11 million common shares, executed as of July 23, 2007. Through June 30, 2007, the company had repurchased approximately $258 million, or 7.3 million shares.

•	Named Sandra Beach Lin executive vice president of Celanese and president of Ticona, the company’s advanced engineered materials business. She replaces Lyndon Cole, who has announced his retirement.

•	Named John J. Gallagher III executive vice president and president, Acetyls and Celanese Asia.

•	Named Steven M. Sterin senior vice president and chief financial officer.

•	Completed ownership transition with the final sale of shares from funds affiliated with The Blackstone Group L.P.

•	Transitioned to a fully independent board of directors with the election of Farah M. Walters; also announced the resignations of Anjan

Mukherjee and James A. Quella, both with The Blackstone Group L.P.
Second Quarter Segment Overview
Chemical Products
The successful startup of the Chemical Products’ acetic acid unit in Nanjing helped mitigate the impact of the unplanned acetic acid outage at the company’s Clear Lake facility. Net sales rose 3 percent to $1,002 million compared with the same period last year. The increase in sales was driven by higher pricing on continued strong global demand and favorable currency effects, which more than offset lower volumes. Operating profit, however, decreased to $91 million from $130 million in the same period last year, as the lower volumes, higher raw material costs and $30 million of other charges related to long-term compensation and restructuring expense more than offset the higher pricing. Operating EBITDA decreased to $176 million from $207 million in the prior year period. Methanol production contributed $12 million of operating EBITDA in the second quarter of 2006. The company ceased production of its methanol unit in the first quarter of 2007.
Ticona Technical Polymers
Growth and innovation drove Ticona’s strong performance in the second quarter. Net sales increased 12 percent to $257 million versus the prior year period on higher volume of 8 percent, driven by strength in Europe, and favorable currency impact of 4 percent. All major product lines experienced volume growth in the period. Operating profit decreased slightly to $32 million from $38 million in the same period last year. Volume increases did not offset higher energy costs in Europe, costs associated with inventory changes and other charges related to long-term compensation in the period. Operating EBITDA increased to $70 million from $66 million primarily driven by improved operating performance.
Acetate Products
Acetate Products delivered improved results as it continued to demonstrate the success of its revitalization initiatives. Net sales increased to $235 million from $176 million in the same period last year, driven primarily by the inclusion of sales from the acquisition of APL’s acetate flake, tow and film business. Higher pricing helped to partially offset lower flake volume associated with the company’s strategy to expand its China ventures and close flake production in Edmonton, Canada. Operating profit was $29 million, unchanged from the prior year period, as relatively lower margins in the recently acquired APL business and higher restructuring and long-term compensation charges of approximately $8 million offset the increased sales.

Operating EBITDA, however, increased to $80 million from $55 million driven by results from the revitalization activities and a $13 million increase in dividends from the company’s strategic cost investments in China.
Performance Products
Net sales for Performance Products decreased slightly to $47 million for the quarter compared with $48 million in the prior year period. Positive currency impacts did not fully offset lower volumes and slightly lower pricing. The lower volumes were primarily related to the company’s exit of its non-core lower margin trade business during the fourth quarter of 2006. Volumes for Sunett™ sweetener increased, reflecting continued growth in global low calorie beverage and confectionary demand. Operating profit and operating EBITDA were both unchanged from the prior year period and were $16 million and $21 million, respectively.
Taxes
The tax rate for adjusted earnings per share was 28 percent in the second quarters of 2007 and 2006, respectively. As of June 30, 2007, the U.S. GAAP estimated annualized tax rate was 26 percent. The U.S. GAAP effective tax rate in 2007 will fluctuate from quarter to quarter, for example, given the U.S. GAAP treatment of the recapitalization transaction which was accounted for as a discrete transaction in the second quarter. The adjusted tax rate is based on our previous guidance which did not include this transaction.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $72 million in the second quarter, a $15 million increase from last year, on higher dividends from its Acetate China ventures. Equity and cost investment dividends, which are included in operating cash flow, increased to $59 million from $58 million last year.
Cash Flow
During the first six months of 2007, the company generated approximately $79 million in cash flow from operations compared with $167 million in the prior year period. Excluding cash used in discontinued operations, as well as the payment for the company’s long-term management compensation program, the company generated $253 million in cash flow from operations during the first six months of 2007. Results for the first half of 2007 also include cash tax payments of approximately $141 million, or $109 million higher than the prior year period.
During the second quarter, the company used $706 million in cash primarily associated with its comprehensive recapitalization plan which includes debt repayments of $211 million, debt refinancing costs of $240 million and share repurchases of $258 million.
Cash and cash equivalents at the end of the period were $470 million, a decrease of $321 million from the end of 2006, and a decrease of $645 million from the end of the first quarter of 2007. Net debt at the end of the second quarter was $2,915 million, an increase of $208 million and $541 million compared to the fourth quarter of 2006 and the first quarter of 2007, respectively.
Outlook
“The underlying fundamentals of our business are strong. Global demand remains robust and our growth strategies are on track to deliver on our commitments to increase shareholder value,” said Weidman. “Unfortunately, due to uncertainty regarding the timeline of repair and expected restart date of the Clear Lake acetic acid unit, we are unable to provide short-term financial guidance at this time.”
The company carries normal and customary insurance coverage for property damage and business interruption subject to a self retention of approximately $50 million. The timing of any potential insurance recoveries, however, may lag the expense associated with repair and lost income by six to eight quarters.

Contacts:
Investor Relations	Media – U.S.	Media — Europe
Mark Oberle	Jeremy Neuhart	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com	Email: J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects four performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this

non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations- Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data	2007	2006	2007	2006

Net sales	1,556	1,457	3,111	2,877
Cost of sales	(1,219)	(1,121)	(2,415)	(2,217)

Gross profit	337	336	696	660

Selling, general and administrative expenses	(122)	(136)	(238)	(273)
Amortization of Intangibles [1]	(17)	(18)	(35)	(32)
Research and development expenses	(19)	(16)	(36)	(33)
Other charges	(105)	(12)	(106)	(12)
Foreign exchange loss, net	—	(1)	—	(1)
Loss on disposition of assets, net	(3)	(1)	(4)	(1)

Operating profit	71	152	277	308

Equity in net earnings of affiliates	23	18	41	36
Interest expense	(61)	(73)	(133)	(144)
Refinancing expenses	(256)	—	(256)	—
Interest income	11	8	25	16
Dividend income — cost investments	49	39	64	46
Other income (expense), net	(5)	(10)	(15)	(11)

Earnings (loss) from continuing operations before tax and minority interests	(168)	134	3	251

Income tax (provision) benefit	44	(38)	(5)	(68)

Earnings (loss) from continuing operations before minority interests	(124)	96	(2)	183

Minority interests	—	(1)	—	(1)

Earnings (loss) from continuing operations	(124)	95	(2)	182

Earnings (loss) from discontinued operations:
Earnings (loss) from operation of discontinued operations	(5)	11	38	56
Gain on disposal of discontinued operations	16	1	47	1
Income tax (provision) benefit	(4)	(4)	1	(19)

Earnings from discontinued operations	7	8	86	38

Net earnings (loss)	(117)	103	84	220

Cumulative preferred stock dividend	(3)	(2)	(5)	(5)

Net earnings (loss) available to common shareholders	(120)	101	79	215

Earnings (loss) per common share — basic:
Continuing operations	($0.81)	$0.59	($0.04)	$1.12
Discontinued operations	0.05	0.05	0.54	0.24

Net earnings (loss) available to common shareholders	($0.76)	$0.64	$0.50	$1.36

Earnings (loss) per common share — diluted:
Continuing operations	($0.81)	$0.55	($0.04)	$1.06
Discontinued operations	0.05	0.05	0.54	0.22

Net earnings (loss) available to common shareholders	($0.76)	$0.60	$0.50	$1.28

Weighted average shares — basic	156.9	158.6	158.1	158.6
Weighted average shares — diluted	156.9	172.1	158.1	172.0

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	June 30,	December 31,
(in $ millions)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	470	791
Restricted cash	—	46
Receivables:
Trade receivables — third party and affiliates, net	857	1,001
Other receivables	467	475
Inventories	575	653
Deferred income taxes	76	76
Other assets	51	69

Total current assets	2,496	3,111

Investments	745	763
Property, plant and equipment, net	2,176	2,155
Deferred income taxes	67	22
Other assets	565	506
Goodwill	869	875
Intangible assets , net	437	463

Total assets	7,355	7,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	187	309
Trade payables — third parties and affiliates	667	823
Other current liabilities	731	787
Deferred income taxes	8	18
Income taxes payable	11	279

Total current liabilities	1,604	2,216

Long-term debt	3,198	3,189
Deferred income taxes	301	297
Benefit obligations	898	889
Other liabilities	693	443
Minority interests	5	74
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(258)	—
Additional paid-in capital	392	362
Retained earnings	474	394
Accumulated other comprehensive income (loss), net	48	31

Total shareholders’ equity	656	787

Total liabilities and shareholders’ equity	7,355	7,895

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2007	2006	2007	2006

Net Sales
Chemical Products	1,002	977	2,004	1,914
Technical Polymers Ticona	257	230	519	461
Acetate Products	235	176	458	343
Performance Products	47	48	92	97
Other Activities [1]	58	68	117	129
Intersegment eliminations	(43)	(42)	(79)	(67)

Total	1,556	1,457	3,111	2,877

Operating Profit (Loss)
Chemical Products	91	130	239	251
Technical Polymers Ticona	32	38	68	79
Acetate Products	29	29	58	52
Performance Products	16	16	32	33
Other Activities [1]	(97)	(61)	(120)	(107)

Total	71	152	277	308

Equity Earnings and Other Income/(Expense) [2]
Chemical Products	18	15	22	23
Technical Polymers Ticona	16	14	30	29
Acetate Products	34	21	34	21
Performance Products	1	1	1	1
Other Activities [1]	(2)	(4)	3	(3)

Total	67	47	90	71

Other Charges and Other Adjustments [3]
Chemical Products	30	20	76	33
Technical Polymers Ticona	5	(2)	5	(4)
Acetate Products	8	—	9	—
Performance Products	—	—	—	—
Other Activities [1]	72	19	76	32

Total	115	37	166	61

Depreciation and Amortization Expense
Chemical Products	37	42	71	75
Technical Polymers Ticona	17	16	34	32
Acetate Products	9	5	16	12
Performance Products	4	4	8	8
Other Activities [1]	6	7	12	12

Total	73	74	141	139

Operating EBITDA
Chemical Products	176	207	408	382
Technical Polymers Ticona	70	66	137	136
Acetate Products	80	55	117	85
Performance Products	21	21	41	42
Other Activities [1]	(21)	(39)	(29)	(66)

Total	326	310	674	579

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies.

[2]	Includes equity earnings from affiliates, dividends from cost investments and other income/(expense)

[3]	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2
Factors Affecting Second Quarter 2007 Segment Net Sales Compared to Second Quarter 2006

(in percent)	Volume	Price	Currency	Other [1]	Total

Chemical Products	-5%	4%	4%	0%	3%
Technical Polymers Ticona	8%	0%	4%	0%	12%
Acetate Products	-8%	6%	0%	36%	34%
Performance Products	-4%	-2%	4%	0%	-2%
Total Company	-3%	3%	3%	4%	7%

Factors Affecting Six Months 2007 Segment Net Sales Compared to Six Months 2006

(in percent)	Volume	Price	Currency	Other [1]	Total

Chemical Products	-3%	4%	4%	0%	5%
Technical Polymers Ticona	9%	-1%	5%	0%	13%
Acetate Products	-4%	7%	0%	31%	34%
Performance Products	-8%	-2%	5%	0%	-5%
Total Company	-1%	3%	3%	3%	8%

[1]	Primarily represents net sales from APL (Acetate), AT Plastics and captive insurance companies (Total Company).

Table 3
Cash Flow Information

	Six Months Ended
	June 30,
(in $ millions)	2007	2006

Net cash provided by operating activities	79	167
Net cash provided by (used in) investing activities	295	(164)
Net cash used in financing activities	(706)	(51)
Exchange rate effects on cash	11	12
Cash and cash equivalents at beginning of period	791	390

Cash and cash equivalents at end of period	470	354

Table 4
Cash Dividends Received

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2007	2006	2007	2006

Dividends from equity investments	10	19	40	36
Dividends from cost investments	49	39	64	46

Total	59	58	104	82

Table 5
Net Debt — Reconcilation of a Non-U.S. GAAP Measure

	June 30,	December 31,
(in $ millions)	2007	2006

Short-term borrowing s and current installments of long-term debt — third party and affiliates	187	309
Long-term debt	3,198	3,189

Total debt	3,385	3,498
Less: Cash and cash equivalents	470	791

Net Debt	2,915	2,707

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions, except per share data)	2007	2006	2007	2006

Earnings (loss) from continuing operations before tax and minority interests	(168)	134	3	251
Non-GAAP Adjustments:
Other charges and other adjustments [1]	115	37	166	61
Refinancing costs	256	—	254	—

Adjusted earnings from continuing operations before tax and minority interests	203	171	423	312
Income tax provision on adjusted earnings [2]	(57)	(48)	(118)	(87)
Minority interests	—	(1)	—	(1)

Adjusted earnings from continuing operations	146	122	305	224
Preferred dividends	(3)	(2)	(5)	(5)

Adjusted net earnings available to common shareholders	143	120	300	219
Add back: Preferred dividends	3	2	5	5

Adjusted net earnings for adjusted EPS	146	122	305	224

Diluted shares (millions)

Weighted average shares outstanding	156.9	158.6	158.1	158.6
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of Restricted Stock	0.5	—	0.2	—
Assumed conversion of stock options	5.2	1.5	4.2	1.4

Total diluted shares	174.6	172.1	174.5	172.0

Adjusted EPS	0.84	0.71	1.75	1.30

[1]	See Table 7 for details

[2]	The adjusted tax rate fo r the three and six months ended June 30, 2007 is 28% based on the original full year 2007 guidance.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2007	2006	2007	2006

Employee termination benefits	25	9	25	11
Plant/office closures	—	2	—	—

Total restructuring	25	11	25	11
Insurance recoveries associated with plumbing cases	—	(2)	—	(3)
Long-term compensation triggered by Exit Event	74	—	74	—
Asset impairments	3	—	3	—
Ticona Kelsterbach relocation	3	—	3	—
Other	—	3	1	4

Total	105	12	106	12

Other Adjustments: 1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in $ millions)	2007	2006	2007	2006

Executive severance & other costs related to Squeeze-Out	—	13	1	23
Ethylene Pipeline Exit		—	10
Business Optimi zation	3	—	5	—
Foreign exchange loss related to refinancing transaction	9	—	9	—
Discontinued Methanol production [2]	(2)	12	31	26
Other	—	—	4	—

Total	10	25	60	49

Total other charges and other adjustments	115	37	166	61

[1]	These items are included in net earnings but not included in other charges.

[2]	Adjusted earnings per share included earnings from its discontinued methanol production which was included in the company’s 2007 guidance.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2007	2006	2007	2006

Net Sales
Ticona Affiliates [1]	312	294	619	571
Infraserv [2]	411	343	753	664

Total	723	637	1,372	1,235

Operating Profit
Ticona Affiliates	49	44	93	88
Infraserv	25	16	42	31

Total	74	60	135	119

Depreciation and Amortization
Ticona Affiliates	13	10	27	22
Infraserv	21	20	40	39

Total	34	30	67	61

Affiliate EBITDA [3]
Ticona Affiliates	62	54	120	110
Infraserv	46	36	82	70

Total	108	90	202	180

Net Income
Ticona Affiliates	30	26	60	56
Infraserv	27	16	40	28

Total	57	42	100	84

Net Debt
Ticona Affiliates	107	(27)	107	(27)
Infraserv	47	63	47	63

Total	154	36	154	36

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited 4

	Three Months Ended		Six Months Ended
(in $ millions)	June 30,		June 30,
	2007	2006	2007	2006

Net Sales
Ticona Affiliates	145	137	287	265
Infraserv	133	205	253	316

Total	278	342	540	581

Operating Profit
Ticona Affiliates	24	21	45	42
Infraserv	9	7	14	11

Total	33	28	59	53

Depreciation and Amortization
Ticona Affiliates	6	5	12	11
Infraserv	7	6	14	13

Total	13	11	26	24

Affiliate EBITDA [3]
Ticona Affiliates	30	26	57	52
Infraserv	16	13	27	23

Total	46	39	84	75

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	15	12	29	26
Infraserv	8	6	12	10

Total	23	18	41	36

Afilliate EBITDA in excess of Equity in net earnings of affiliates [5]
Ticona Affiliates	15	14	28	26
Infraserv	8	7	15	13

Total	23	21	43	39

Net Debt
Ticona Affiliates	46	(15)	46	(15)
Infraserv	17	21	17	21

Total	63	6	63	6

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics(50%) and Fortron Industries(50%)

[2]	Infr aserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measures

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA